Exhibit 10 (i)


                               RESELLER AGREEMENT

         This Agreement (the "Agreement") is entered into in San Diego, California by and between Zoovy, Inc. a Delaware corporation with offices at 2533 South Coast Highway 101 Suite #290, Cardiff by the Sea, California 92007 (hereinafter "Zoovy") and First National Data Bank, Inc. (hereinafter "Reseller") with offices located at 989 Georgia Avenue, Palm Harbor, FL 34685.

         WHEREAS Zoovy is a provider of small business online e-commerce software and marketing services;

         WHEREAS Reseller is a firm actively engaged in assisting small or medium sized businesses with technology.

         NOW, THEREFORE in consideration of the above recitals, which form a part of the agreement of the parties, Reseller and Zoovy agree as follows:

1.       DEFINITIONS:

         1.1 Merchants - any prospective customers who is not currently not engaged with Zoovy either directly or through a reseller.

         1.2 Participating Merchants - Merchants who has been sold Services by Reseller pursuant to this Agreement.

         1.3 Ineligible Merchants - Any Merchants who are actively engaged with Zoovy for Services, but was not sold Services by Reseller.

         1.4 Subscriber Agreement - Any agreement or form that provides Zoovy the necessary information and permission to begin billing the Participating Merchant, or to bill the Reseller.

         1.5      Services - one of the services described in Exhibit A.

         1.6 Fixed Fees - the monthly fees that do not fluctuate for an account.

         1.7 Variable Fees - optional fees may be applied through usage of the Zoovy system. Examples include Auction processing, technical support, additional disk space, and others that may be charged during normal usage.

2. RESPONSIBILITIES OF RESELLER. Zoovy hereby retains and authorizes Reseller to market and sell the Services to Merchants as specifically described below. Reseller acknowledges that Zoovy and others will be marketing and supporting the Services. Reseller's authority to act on behalf of Zoovy shall be limited to the activities described in this
         Section 2. Reseller's rights and obligations include the following:

         2.1 Reseller shall provide consulting on any other services it has agreed with Participating Merchants to provide, which are outside of the Zoovy Services. Reseller agrees to indemnify, defend and hold harmless Zoovy from and against any and all claims, liabilities, demands, actions, causes of actions, losses, damages, costs or fees (included, but not limited to, reasonable attorneys' fees and expenses) in any way arising out of or in connection with any services provided by Reseller to Participating Merchants.

         2.2 Subscriber Agreements executed under this Agreement to begin billing Reseller shall be executed by employees of Reseller's organization using a designated toll-free telephone number, or password secured online form.

         2.3 Reseller may create accounts for Merchants by completing an online Subscriber Agreement, or transmitting a written Subscriber Agreement. All Subscriber Agreements for the Services are subject to acceptance or rejection in Zoovy's sole and absolute discretion (Fairness issue), and are subject to the terms of the Zoovy Terms of Service policy which may be found at http://www.zoovy.com/legal

         2.4 Reseller to provide technical and customer support for Participating Merchants.

         2.5 Reseller, at its sole discretion, may choose to resell Zoovy Services with it's own services. This is acceptable to Zoovy provided the following conditions are met:

                  2.5.1 Participating Merchant is informed that specific portions of their site are powered by Zoovy.

                  2.5.2

                  2.5.3 Reseller will provide technical and customer support to Participating Merchant.

                  2.5.4 Reseller must be aware of, and is responsible for any and all charges incurred by the Participating Merchant for Zoovy Services.

         2.6 Reseller shall market the Services only to Merchants. Reseller shall not market the Services to: (a) Ineligible Merchants,
                  (b) Merchants sell products in violation of Zoovy's Term of Service policy, and (c) certain other Merchants or industries as may be designated in writing from time to time by Zoovy in its sole discretion subject to sixty (60) days written notice.

         2.7 Reseller will designate one or more contact persons who will coordinate the transfer of information between Zoovy and Reseller, and who will be available to respond to inquiries.

         2.8 Reseller agrees that all marketing and promotional material that incorporate the Zoovy training materials and CD ROM must receive written approval from Zoovy prior to use.

         2.9 Reseller shall train merchants to ensure that the Participating Merchant is able to operate their web store in an effective manner.

         2.10 Reseller will provide 30 days notice for termination or cancellation of any Participating Merchant following an initial 40 day grace period.. No set-up fees will be charged for accounts cancelled within 40 day grace period.

3.       RESPONSIBILITIES OF ZOOVY

         3.1 Zoovy will provide Reseller with a complete suite of Zoovy Services on a co-branded basis for purpose of resell to Participating Merchants.

         3.2 Standards. Zoovy's hosting standards shall conform to the following:

                  3.2.1 Availability of Web Site. The Website shall be publicly available to users a minimum of 90% of the time during any 24 hour period, 98% of the time during any 7 day period, and 99% of the time during any 30 day period; and there will be no period of interruption in public accessibility to the Website that exceeds 2 continuous hours.

                  3.2.2 Response Time. The mean response time for server response to all accesses to the Website shall not exceed more than 10 seconds during any 1 hour period.

                  3.2.3 Bandwidth. The bandwidth representing the Website's connection to the Internet shall be operating at capacity no more than 30 minutes in any 24 hour period.

                  3.2.4 Security. Zoovy shall prevent unauthorized access to the restricted areas of the Website and any databases or other sensitive material generated from or used in conjunction with the Website; and Zoovy shall notify Reseller of any known security breaches or holes.

                  3.2.5 Inapplicability of Force Majeure. The foregoing standards shall apply regardless of the cause of the interruption in service, even if the interruption in service was beyond the control of Zoovy.

                  3.2.6 Remedies. In addition to other applicable remedies, Reseller will receive a full months credit on hosting, if any breach of this Section 3.2 is not cured within the later of the next measurable period (only if applicable) or 10 days.

                  3.2.7 Site Backup. At Zoovy's expense, Zoovy shall maintain a complete and current copy of the Website on a server located at a remote location. In the event that service is interrupted to the Website, the remote server shall be immediately activated so that public access to the Website may continue uninterrupted.

                  3.2.8 Server Logs. On the first day of every month, and at any other time as reasonably requested by Reseller, Zoovy at its expense shall deliver to Reseller in electronic form the server logs of Website activity (the "Server Logs").

4.       DEPOSITS AND PAYMENTS.

         4.1      Zoovy will extend credit lines to Reseller with terms of net
                  10.

         4.2 Zoovy requires a valid credit card or checking account from Reseller from which funds may be withdraw, if payments are not made within a timely manner. Payments are considered delinquent if payments not received 5 (five) days after due date. Delinquent payments will charged to Reseller's credit card or checking account and will include late payment fee of 5.0% of all past due amounts. Zoovy has right close accounts of Participating Merchants or request a deposit, if accounts are past due for more than 30 days.

         4.3 Zoovy will receive payment from Reseller. Reseller shall be responsible for collecting Fixed and Variable fees from Participating Merchants. Reseller is responsible for all charges made by Participating Merchants. At the Resellers request, Zoovy will directly bill the Participating Merchant for any Variable Fees associated with an account.

         4.4 Zoovy shall provide Reseller an electronic website for determining the current billing and breakdown of all Fixed Fees and Variable Fees associated with any Participating Merchant who is active with the Reseller.

         4.5 Zoovy may alter its prices. Zoovy will provide Reseller at least 60 days advanced notice before the first affected billing cycle.

5. COMMISSIONS. Zoovy shall pay no commissions on all Services sold under this Agreement. Reseller is responsible for collecting all fees from Participating Merchants.

6. REQUESTED INELIGIBLITY. In the event the Reseller terminates the Participating Merchant's account without cause, Zoovy will, at it's option, by the request of the Participating Merchant, remove said Participating Merchant from the Resellers list of active accounts and form an arrangement to invoice the Participating Merchant directly for Zoovy Services, provided the Participating Merchant wishes to continue with the Zoovy Service. In the event this occurs, the Participating Merchant shall be deemed as an Ineligible Merchant for all participating Zoovy Resellers. Zoovy will notify Reseller in writing of any such action.

7. MARKETING PROGRAM. Reseller shall at its expense promote the sale of Services to Merchants under this Agreement through an on-going marketing program. The marketing program shall include, at a minimum, the activities specified in Exhibit C to this Agreement, and the Parties may from time to time review and agree upon additional marketing activities.

8. COMPLIANCE WITH LAW. Reseller shall maintain all licenses; permits or registrations required to perform its obligations under this Agreement and shall comply with all federal, state and local laws and regulations applicable to the sale of the Services under this Agreement.

9. INDEMNIFICATION. Each party shall indemnify, defend and hold harmless the other party and the other party's officers, directors, agents, members, employees, shareholders and affiliates against any claim, damage, liability or expense (including reasonable attorneys fees) arising out of or relating to the indemnifying party's breach of this Agreement or any acts or omissions of the indemnifying party or its employees, contractors or agents under the Agreement.

10. CONFIDENTIALITY. Each party shall strictly maintain the confidentiality of any nonpublic, proprietary information it may obtain from the other party and shall not disclose that information to any other person or entity, except (i) as agreed to in writing by the other party or (ii) as required by applicable law, regulation or court order. The confidentiality obligations of the Parties under this Paragraph shall survive the expiration or termination of this Agreement.

11. TRADE NAMES AND TRADEMARKS. This Agreement grants either party a limited use license in Exhibit B, which will remain active for the duration of this agreement. Except as expressly provided in Exhibit B this agreement does not grant either party permission to use any other corporate name, trade name, trademark, service mark, symbol or logo of the other party in any manner whatsoever.

12. BOOKS AND RECORDS. Zoovy shall maintain adequate books and records to demonstrate its compliance with its obligations under this Agreement. Such books and records shall be made available upon reasonable advance notice to Reseller and its designated accountants, counsel, or other representatives for inspection and audit during normal business hours.

13. NON SOLICITATION. Reseller shall not, either while this Agreement is in force or thereafter, (i) use or disclose, rent or sell any the names and addresses of customers of Participating Merchants it learns as a result of selling Services under this Agreement, without written approval from Participating Merchants, or (ii) solicit or otherwise cause any Participating or Ineligible Merchant to terminate its Service that is already directly or indirectly provided by Zoovy, whether or not such are provided under the terms of this agreement.

14. ACCESS TO PARTICIPATING MERCHANTS. Zoovy will have the right to send email messages to Participating Merchants that update, educate, and inform on new and existing Services. Zoovy will inform Reseller in advance, when possible, of future email notifications to Participating Merchants.

15. NO JOINT VENTURE. Reseller and Zoovy both acknowledge that this contract does not form the basis of a partnership, joint venture, or investment on behalf of either company.

16.      TERM. The initial Term of this Agreement shall be for a period of one
         (1) year commencing on the execution of the Agreement by both parties, unless it is terminated earlier by express mutual agreement between the parties or pursuant to the provisions below on "Termination." The Agreement shall thereafter be automatically renewed for additional terms of one (1) year unless either party notifies the other no later than sixty (60) days prior to the end of the current term that it does not wish to renew this Agreement.

17.      TERMINATION

         17.1 At Will. Either party may terminate this Agreement prior to the expiration of its initial Term (or any subsequent extension thereof) in the terminating party's sole and absolute discretion, with or without cause, by giving sixty
                  (60) days prior written notice of termination to the other party.

         17.2 For Cause. Either party may terminate this Agreement prior to the expiration of its initial Term (or any subsequent extension thereof) immediately upon written notice to the other party (i) if the other party has breached a material promise, obligation, representation, covenant or warranty under the Agreement and has failed to cure that breach within ten (10) business days after receiving written notice of the breach; or (ii) if the other party becomes insolvent, makes any assignment for the benefit of creditors, suspends payments, consents to or suffers the appointment of a receiver, trustee, committee of creditors or liquidating agent, files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute, or has filed against it an involuntary petition in bankruptcy which remains undismissed or undischarged for a period of thirty (30) days after filing.

         17.3 Effect of Termination at Will. Upon the expiration or Termination At Will of the Agreement, Reseller shall return all marketing materials, CD ROM training materials, price lists, customer lists, and any other Zoovy property in his possession. Reseller shall not continue to use the names and logos of Zoovy after termination.

         17.3.1 In the event that Reseller Terminates At Will, then Zoovy has the right to form an arrangement to invoice the Participating Merchant directly for Zoovy Services, provided the Participating Merchant wishes to continue with the Zoovy Service.

         17.3.2 In the event that Zoovy Terminates At Will, then Zoovy shall not solicit Participating Merchants, and will continue to provide Zoovy Services to existing Participating Merchants under the terms of this Agreement.

         17.4 Effect of Termination for Cause. Upon the Termination For Cause by Reseller of the Agreement due to insolvency of Zoovy, Zoovy shall provide Reseller with the source software code for the Zoovy Services. Upon the Termination For Cause by Zoovy of the Agreement, Zoovy shall have the right to convert the Subscriber Agreements from the Reseller to Zoovy.

18. ARBITRATION. Any claim or controversy arising out of this Agreement or an alleged breach thereof shall be settled by final and binding arbitration conducted in San Diego, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association. All available documents and information relevant to the claim or dispute shall be made available to the other party no later than sixty
         (60) days after the demand for arbitration is served, and the arbitrator(s) shall permit such other discovery as may be necessary for a fair hearing. The arbitrator(s) may award appropriate injunctive relief and compensatory damages, but shall not make any award in the nature of exemplary or punitive damages. Judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

19. COSTS AND ATTORNEYS FEES. If either party seeks to enforce its rights under this Agreement or to construe any provision of the Agreement, all costs and expenses reasonably incurred by the prevailing party (who shall be the party who obtains substantially the relief sought by such party), including, without limitation, arbitration fees, court costs and reasonable attorneys' fees.

20. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and assigns.


21. ENTIRE AGREEMENT. This Agreement, including the Exhibits annexed hereto, contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and cancels any prior agreement or understanding, whether oral or written, between the Parties with respect thereto.



         IN WITNESS WHEREOF, and intending to be legally bound, the Parties have caused their authorized officers to execute this Agreement by affixing their signatures hereto.

         Zoovy, Inc.


         By:   /s/ David Steel                       Date:        1/4/2002
              ------------------------------               ---------------------
         Title:  CEO
                 David Steel



         Reseller

         By:  /s/ Barry L. Shevlin                   Date:        1/4/2002
            ------------------------                       ---------------------
         Title:   V.P.
                  Barry Shevlin

                                    EXHIBIT A



Zoovy Services.



Services that are included          o        Zoovy e-commerce software and
                                             windows products.
                                    o        Co-branding features including
                                             custom support system and space to
                                             input Reseller logo, toll free
                                             number, and support email address
                                    o        Free Trial Accounts
                                    o        Technical support for Reseller, not
                                             for Participating Merchants
-------------------------------------- -----------------------------------------
Services that are not included      o        Zoovy customer and technical
                                             support for Reseller's
                                             Participating Merchants
-------------------------------------- -----------------------------------------
Custom Reports for Reseller         o        Customized billing and sales
                                             tracking reports
-------------------------------------- -----------------------------------------


Regular Retail Pricing for Services. See Exhibit A-1.

Cost of Zoovy Services to Reseller.

1.       Monthly Fees and Setup Fees - see Exhibit A-2.

3. Monthly Billing - Monthly billing starts once accounts are sold to Participating Merchants and activated.

         a. Month One Prorata Billing - Month one accounts will be billed at the start of month two according to the following schedule:

                  i. 100% for accounts activated during first 15 days of month; and

                  ii. 50% for accounts activated during last 15 days of month.

         b. Month Two Billing - Billing for month two will include Month One Prorata ,set-up fee, and prepayment for month two.

         c. Month Three Billing - Regular billing that will include prepayment for month three.

4. Price increases - Zoovy may alter its prices. Zoovy will provide Reseller at least 60 days advanced notice before the first affected billing cycle.

5. Cancellation Fees - Reseller will provide 30 days notice for termination or cancellation of any Participating Merchant following an initial 40 day grace period.No set-up fees will be charged for accounts cancelled within 40 day grace period.

7. Minimum Monthly Payment to Zoovy - Reseller commits to paying Zoovy the higher of $2,500 per month or the sum of monthly billing.

Other Items.

         From time to time Zoovy, at it's option may run specials designed to attract specific vertical industries. Provided the Participating Merchant qualifies, the Reseller will have the ability to purchase the special services, or account packages at special discounts.

         Resold Services: Zoovy incorporates various services from other companies into its offering. Zoovy does not make any attempt to brand these services as it's own. These services are available to Reseller, if desired, and resell rates will be made available. Reseller can also contract directly with below companies. The current services that do not qualify for discounting include:

         Verisign Payment Gateway
         Authorize.Net payment gateway
         Cardservice Merchant Processing Services
         Merchant Processing Services
         Register.com Domain Registration
         Dotster Domain Registration

Exhibit A-1:                              ZOOVY RETAIL PRICING


                                   Silver Gold
                      Set-up Fee Monthly Set-up Fee Monthly

Zoovy Merchant Packages          $     49.95   $  49.95   $     99.95   $  99.95

options:
Basic Training Program *         $    299.00              $    299.00
We-Build-It Service * (a)        $    699.00              $    699.00
Domain Redirect                  $     25.00   $   4.95      included
Quickbooks Integration           $     25.00   $   9.95      included
Rules Based Shipping                   included              included

* Includes basic set-up fee

Zoovy Developer                  $     49.95   $  49.95   $     99.95   $  99.95

options:
Basic Training Program *         $    299.00              $    299.00
We-Build-It Service *(#) (a)     $    699.00   $  20.00   $    699.00   $  20.00
Quickbooks Integration           $     25.00   $   9.95      included
Rules Based Shipping                included                 included

* Includes basic set-up fee
# We-Build-It service requires that Zoovy host client's catalog. Normal hosting fee of $20.00 per month. (a) $699.00 service based on 10 hours development/training time. Some sites require extra hours.

Zoovy Hybrid Developer            $    59.95   $  59.95   $    109.95    $109.95

options:
Basic Training Program *          $   299.00              $    299.00
We-Build-It Service *(#) (a)      $   699.00   $  20.00   $    699.00   $  20.00
Quickbooks Integration            $    25.00   $   9.95      included
Rules Based Shipping                included                 included

* Includes basic set-up fee
# We-Build-It service requires that Zoovy host client's catalog. Normal hosting fee of $20.00 per month. (a) $699.00 service based on 10 hours development/training time. Some sites require extra hours.

Exhibit A-2:                             Cost of Zoovy Services to Reseller

                                                      Silver                            Gold
                                             Set-up Fee       Monthly        Set-up Fee      Monthly
Zoovy Merchant Packages
0-499 cumulative active accounts           $       20.00  $     25.00     $       20.00  $        50.00
500-999                                    $       15.00  $     20.00     $       15.00  $        40.00
1000-1999                                  $       10.00  $     15.00     $       10.00  $        30.00
2000+ accounts                             $        5.00  $     10.00     $        5.00  $        20.00
Auction Integration per closed auction                    50% discount                   50% discount
MarketPlace Fees                                               TBD*                             TBD*

Zoovy Developer
0-499 cumulative active accounts           $       20.00  $     25.00     $       20.00  $        50.00
500-999                                    $       15.00  $     20.00     $       15.00  $        40.00
1000-1999                                  $       10.00  $     15.00     $       10.00  $        30.00
2000+ accounts                             $        5.00  $     10.00     $        5.00  $        20.00
Auction Integration per closed auction                    50% discount                   50% discount
MarketPlace Fees                                               TBD*                             TBD*

Zoovy Hybrid Developer
0-499 cumulative active accounts           $       20.00  $     30.00     $       20.00  $        55.00
500-999                                    $       15.00  $     25.00     $       15.00  $        45.00
1000-1999                                  $       10.00  $     20.00     $       10.00  $        35.00
2000+ accounts                             $        5.00  $     15.00     $        5.00  $        25.00
Auction Integration per closed auction                    50% discount                   50% discount
MarketPlace Fees                                               TBD*                             TBD*
options:

Quickbooks Integration                     $       10.00  $      3.00           included       included
Multimedia Training Materials              $       10.00 plus shipping    $       10.00 plus shipping

Note:
Maximum Storage Space (Mb)                                             50                                100
Number Items                                                    up to 500                          unlimited
Number Transactions per month                                   up to 500                    free up to 1000
                                                                                            ($0.05 each over
                                                                                                       1000)

                                         * Pricing will be determined as new
Zoovy Marketplaces are added.

NOTE:
1) Minimum monthly fees to Zoovy are       $       2,500 Per month
2) Pricing on volume brackets are non-retro active.

                                    EXHIBIT B
                          (See Section 10: Trademarks)


         Reseller shall have permission to use the following service marks in preparing literature necessary to solicit new Merchants.

1.       Zoovy BronzeSM
2.       Zoovy SilverSM
3.       Zoovy Gold SM

         Reseller shall identify correctly the trademarks and service marks of Zoovy in those materials or pages as required by Zoovy from time to time. Service marks of Zoovy include but are not limited to:

1.       Zoovy(TM)
2.       Zoovy Merchant(TM)
3.       Zoovy Developer(TM)
4.       Zoovy FastTrack(TM)
5.       Zoovy Marketplaces(TM)
6.       Powered by Zoovy(TM)
7.       Do you Zoovy?(TM)

         Reseller shall bear all expenses related to the printing of custom advertising or collateral describing the Services. In no instance shall the Zoovy name become a generic name or any of the Zoovy products, including, without limitation, the Services, become a Reseller or generic product, or reference a grouping of similar products. Reseller shall not rename the Services. Reseller shall sell the Services only under the Zoovy trademarks. Reseller shall discharge its responsibilities in a professional manner as determined by Zoovy in its sole discretion.

         Reseller shall have permission to use the Zoovy logo on its own advertising, and partner page, provided the Zoovy Logo guidelines are explicitly adhered to. In the event the guidelines are changed or altered, the Reseller will have thirty (30) days to have materials become compliant.

         Resellers are encouraged to have all materials approved by Zoovy prior to production or distribution.

         The Zoovy Logo guidelines, as well as master copies of the Art will be provided after the execution of this agreement.

                                    Exhibit C
                                Marketing Program

                  To be developed with First National Data Bank